Medovex Corporation Releases Letter to Shareholders

ATLANTA, GA--(Marketwired - Jul 16, 2015) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today released the following open letter to shareholders:

Dear Fellow Shareholder,

I want to personally thank you for your continuing investment in Medovex™. It's been approximately six months since my last letter to you, written on the heels of our successful initial public offering and listing on the NASDAQ Capital Market.

As noted in my initial shareholder letter, our management team fundamentally understands the importance of pro-active corporate communications as well as promoting corporate transparency. We believe the value of maintaining an ongoing dialogue with our shareholders cannot be understated. It's for this reason I write to you today, to tell you what we've accomplished on our collective behalf. I'm pleased to say, Medovex of today is not the Medovex of just six short months ago.

Our initial product in the development pipeline was our patented DenerveX™ System intended to treat Facet Joint Syndrome (FJS), a condition in which the joints in the back of the spine degenerate and subsequently cause pain. Lower back pain is the second most common cause of disability in the U.S. for adults. Studies indicate that 10% of the U.S. adult population suffers from lower back pain and that 31% of lower back pain is attributed to FJS pain.

The DenerveX System consists of the DenerveX device, a single use medical device and the DenerveX Pro-40 Power generator. It consists of two procedures combined into one device and is expected to provide for a longer lasting treatment solution while offering potential savings to the health care system.

Recent accomplishments related to our DenerveX device include, but are not limited to, signing a manufacturing agreement with Nortech Systems on February 12, 2015. Nortech provides a full range of manufacturing services for some of the largest medical device companies in the world as well as many early-stage companies in the medical technology space. We expect the relationship will ensure that the DenerveX device provides a reliable and effective tool for the treatment of Facet Joint Pain.

On February 23, 2015, we signed a design and manufacturing agreement for the DenerveX Pro-40 Power Generator with Bovie Medical, a Florida based world leader in the radiofrequency technology area. The DenerveX Pro-40 generator will offer the optimal power source to the single use DenerveX device without relying on other less reliably matched power sources in the market today. The DenerveX system consists of the DenerveX Pro-40 generator and the DenerveX device. The combined result in an exclusively matched system that we expect will serve our customers and their patients well in the areas of quality of therapy delivery and safety.

On April 2, 2015, the DenerveX device successfully completed its Phase III design and development device testing allowing us to confidently proceed to the final verification and validation phases with confidence that it will meet customer expectations for delivering a longer lasting pain relief therapy for patients. The testing of the first build of devices using our production manufacturer met the established goals set at the beginning of the project.

On the regulatory front, we have submitted proposed U.S. clinical trial protocol and regulatory pathway proposals to the FDA. We await their guidance on U.S. commercialization.

While completing development of the DenerveX device, we continue to look at candidates for new pipeline products. In my January letter, I indicated we had made tangible progress towards that goal at that time. As promised, on March 25, 2015, we announced the acquisition of Streamline, Inc., a Minneapolis, Minnesota-based medical technology company.

Streamline™ developed the IV Suspension System (ISS), a patient equipment management device that makes the management of patients and their equipment easy, safe and efficient within hospitals by combining the advantages of both stand-alone and bed-mounted IV poles in one system. We believe that Streamline's ISS technology serves a growing need for safety and efficiency for both patients and caregivers in the hospital setting. The product provides caregivers with a more efficient means of handling the growing amount of patient equipment that remains with patients as they are moved about a hospital.

In a further effort to expand and leverage the ISS technology, on April 29, 2015 we announced our intent to develop and commercialize additional new products building on the success of the flagship product the Streamline IV Suspension System. The new expansion products are expected to serve the same target audience and call point for its already commercialized Streamline IV Suspension System. The expansion products capitalize on the existing base technology as a "suspension system" available on demand and used by the medical caregiver in the hospital setting.

On May 7, 2015, we successfully entered into an exclusive U.S. marketing agreement with Hill-Rom, a leading provider of medical technologies and related services for the health care industry around the world. The agreement covers the exclusive marketing of Medovex's Streamline IV Suspense System, or ISS. We are encouraged by early interest in the market and expect, although there can be no assurance, to soon see revenue generation.

On July 15, 2015, we successfully negotiated and signed our first international distribution center agreement with Technology Consult Berlin GmbH, TCB, located in Berlin, Germany. This distribution center is a first step in establishing our global footprint for the distribution of the DenerveX System and then other future products within the European market. TCB will be providing distribution support services for the various country distributors throughout the EU for the launch of the DenerveX System. Our future plans are to establish other distribution centers internationally as we complete distributor agreements and prepare for the launch of the DenerveX System.

Lastly, in a furtherance of our belief that a company's best assets are its people, we added two new hires to our team. Manfred Sablowski was named Senior VP Sales and Marketing, and Jeffrey Wright was named Chief Financial Officer. John Blank, M.D. joined our board of directors adding his name to a list already including a distinguished Army general, skilled surgeons, renowned physicians and experienced business executives, all attracted to a concept of improving the lives of significant segments of the population in a less expensive way than current treatment options.

"Better living through better medicine" is not just a slogan, it's a philosophy management and our board are committed to seeing through in the form of innovative new products that provide both shareholder value and a lower cost option for suffering patients. Thank you again for your invaluable support.

Kind regards,

Jarrett Gorlin
Chief Executive Officer

About Medovex:

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

•	Medovex Corp. Jason Assad 470-505-9905 Jassad@medovex.com